UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 24, 2013

Date of Report (Date of Earliest Event Reported)

Commission file number  –  001-10852

INTERNATIONAL SHIPHOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	36-2989662
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

11 North Water Street, Suite 18290	Mobile, Alabama	36602
(Address of principal executive offices)		(Zip Code)

(251) 243-9100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01Entry into a Material Definitive Agreement.

On September 24, 2013, International Shipholding Corporation (“ISH”) entered into a senior secured credit facility (the “Credit Facility”) among ISH and all of ISH’s domestic subsidiaries as joint and several co-borrowers, the lenders named therein, and Regions Bank, as administrative agent and collateral again.

The Credit Facility matures on September 24, 2018 and includes a term loan facility in the principal amount of $45 million and a revolving credit facility in the principal amount of $50 million (the “Revolving Credit Facility”).  The Revolving Credit Facility includes a $20 million sublimit for the issuance of standby letters of credit and a $5 million sublimit for swingline loans.  As of September 24, 2013, the Credit Facility had four lenders, each with commitments ranging from $15 million to $30 million.

In conjunction with entering into the Credit Facility, ISH used the Credit Facility to refinance and retire all indebtedness outstanding under its previously-existing credit facility with Regions Bank scheduled to expire in September 2014 (the “Old Facility”), and its five-year variable rate financing agreement with Capital One, National Association entered into on November 30, 2012 (the “Capital One Facility”).  As a result, the Old Facility and Capital One Facility were terminated concurrently with the establishment of the Credit Facility.

Under the Credit Facility, interest is assessed on borrowings using the London Interbank Offered Rate (“LIBOR”) or the base rate (as defined in the Credit Facility) plus an applicable margin between 2.75% to 3.75% per annum for LIBOR loans and 1.75% to 2.75% per annum for base rate loans depending on ISH’s then current Consolidated Leverage Ratio (as defined in the Credit Facility).  Under the Credit Facility, ISH is obligated to pay customary commitment and letter of credit fees.

The obligations of the borrowers under the Credit Facility are secured by all personal property of the borrowers, including the U.S. flagged vessels owned by ISH’s domestic subsidiaries and collateral related to such vessels.

The Credit Facility includes usual and customary covenants and events of default for credit facilities of its type.  ISH’s ability to borrow under the Credit Facility is conditioned upon its continued compliance with such covenants, including, among others, (i) covenants that restrict ISH’s ability to engage in certain asset sales, mergers or other fundamental changes, to incur liens or to engage in various other transactions or activities and (ii) various financial covenants, including those that stipulate that ISH shall maintain a consolidated leverage ratio of 4.5 to 1.0 through the fiscal quarter ending December 31, 2013, and 4.25 to 1.0 thereafter, liquidity of not less than $15 million through the fiscal quarter ending December 31, 2013, and $20 million thereafter, and a consolidated net worth of not less than the sum of $228 million plus 50% of ISH’s consolidated net income earned after December 31, 2011 plus 100% of the proceeds of all issuances of equity interests received after December 31, 2011 (with all such terms or amounts as defined in or determined under the Credit Facility).

Certain of the lenders (or their respective subsidiaries or affiliates) under the Credit Facility have in the past provided, and may in the future provide, investment banking, underwriting, lending,

commercial banking, trust or other advisory services to ISH or its subsidiaries. These parties have received, and may in the future receive, customary compensation from ISH or its subsidiaries for such services.

The foregoing description of the Credit Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Facility, which ISH intends to file as an exhibit to its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013.

Item 1.02.Termination of a Material Definitive Agreement.

Any information required to be disclosed under this Item is incorporated herein by reference to Item 1.01 above.

Item 2.03.Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Any information required to be disclosed under this Item is incorporated herein by reference to Item 1.01 above.

Forward Looking Statements

Statements in this report pertaining to future borrowings are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on our current expectations only and are subject to uncertainties that may cause actual results to differ materially.  Factors that could affect actual results include but are not limited to changes in economic or industry conditions, changes in the capital markets or our access thereto, changes in our cash flows or financial position, and the other factors or risks described in our reports filed with the Securities and Exchange Commission.  We cannot assure you that we will be able to utilize the Credit Facility on the terms currently envisioned, or at all.  You should not place undue reliance on our forward-looking statements, which speak only as of the date of this report.  We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INTERNATIONAL SHIPHOLDING CORPORATION

________________/s/ Manuel G. Estrada _________________

Manuel G. Estrada

Vice President and Chief Financial Officer

Date:September 27, 2013